Exhibit 10.33
STATE OF MISSISSIPPI
COUNTY OF HARRISON
FIRST JUDICIAL DISTRICT

GROUND LEASE

This GROUND LEASE (the "Lease") is made and entered into effective the 5th day of May, 2006 by and between FAMILY LANDS L.P., a Mississippi limited partnership (the "Landlord"), with an address of 3702 Hardy St., Hattiesburg, MS 39402; and IOC MISSISSIPPI, INC., a Mississippi corporation (the "Tenant") with an address of 1641 Popps Ferry Road #B-1, Biloxi, MS 39532.

Background

A.  Landlord is the fee simple owner of the surface of certain land more particularly described on Exhibit F attached hereto and located in the First Judicial District of Harrison County, Mississippi (“Landlord’s Entire Property”).

B.  Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, the portion of the Landlord’s Entire Property described on Exhibit A attached hereto in order for the Tenant to seek a gaming license to develop and operate a gaming resort and entertainment facility (“Isle Project”) pursuant to the terms and conditions hereof.

Terms

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Premises and Improvements.

Landlord hereby leases, demises, and lets to Tenant, and Tenant hereby leases, takes and hires from Landlord, on the terms, covenants, provisions, and agreements and for the uses hereinafter provided, the following (collectively, the “Premises”):

1.1.  Land. That certain tract or parcel of land lying and being in the First Judicial District of Harrison County, State of Mississippi, and described on Exhibit A attached hereto and incorporated herein for all purposes, together with the littoral or riparian rights thereto and other appurtenances, if any, thereunto belonging (the “Land”), less and except any and all right, title and interest in and to the oil, gas and/or other minerals thereon or thereunder; and

1.2.  Access Easement. A non-exclusive easement not less than sixty (60) feet wide for utilities and for ingress and egress to and from that portion of the Land located in the SE1/4 of the NW1/4 of Section 6, Township 8 South, Range 13 West, Harrison County, Mississippi, to a point on the Kiln-Delisle Road public right-of-way not more than 1,500 feet from the I-10 eastbound exit ramp (the “Access Easement”). The Landlord further agrees to cooperate with Tenant to provide to Tenant an easement on real property (not to exceed one (1) acre) owned by Landlord and adjacent to the Access Easement for the purpose of locating and constructing a water tower (the “Water Tower Easement”). The location and boundaries of the Water Tower Easement and the Access Easement shall be permanently determined by Landlord and Tenant, surveyed, and placed of record prior to the expiration of the Initial Development and Permitting Period.

1.3.  Improvements. Any and all improvements, if any, presently on the Land; and

1.4.  Appurtenances. All and singular, the appurtenances, rights, interest, easements, and privileges, on, in, and/or to the Land, including without limitation, all riparian and/or littoral rights thereto.

2.  Term, Conditions, Uses and Duration.

2.1.  Term. The initial term of this Lease shall be five (5) years (the “Initial Term”) and shall commence as of the expiration of the Development and Permitting Period (as defined herein). Tenant shall have the option to renew the Lease for up to eighteen (18) successive five-year terms and one successive final four-year term, under the terms and conditions provided herein (each a “Renewal Term”). Unless the Tenant shall notify the Landlord in writing that the Tenant does not desire to exercise its renewal option for a successive Renewal Term prior to one hundred eighty (180) days before the termination of the Initial Term or any Renewal Term then in effect, this Lease shall automatically be renewed for the next Renewal Term. Tenant’s rights to extend this Lease shall expire automatically upon the termination of this Lease.

2.2.  Conditions to Lease and Title. Tenant shall satisfy or waive the following conditions in order for the Initial Term to commence: Tenant shall have obtained, within six (6) months following execution of this Lease, at its expense, all permits and approvals from any governmental or quasi-governmental entities which are required or necessary for the intended use and development of the Isle Project, including, without limitation, those permits and approvals set forth on Exhibit D attached hereto, and shall pursue such approvals and permits with diligence while keeping Landlord informed as to its progress (the “Initial Development and Permitting Period”). Notwithstanding the foregoing, if Tenant has been unable to obtain all permits and approvals on the Isle Project within the Initial Development and Permitting Period, and has been pursuing such permits and approvals, and if Tenant in its sole business judgment still considers the Isle Project to be feasible, then the period for satisfying or waiving the provisions herein may be extended, upon ten (10) days’ prior written notice to the Landlord, for up to four (4) additional periods of three (3) months each (each such period an “Extended Development and Permitting Period”), provided that the Tenant shall pay $250,000 to Landlord for each extension with the notice of extension required hereunder (the Initial Development and Permitting Period, together with each Extended Development and Permitting Period, if any, are collectively referred to as the “Development and Permitting Period”). Tenant represents that prior to the execution hereof, Tenant, at Tenant’s expense, has ordered from a title company licensed to do business in the State of Mississippi, a commitment for an ALTA owner’s title policy on the Land (the “Commitment”). Tenant shall have ten (10) days after execution hereof to notify Landlord in writing as to specific matters to which Tenant objects. Within five (5) days of receipt of Tenant’s title objection notice, Landlord shall notify Tenant in writing as to any title objections that Landlord is unable or unwilling to cure or satisfy, or cause to be insured over by affirmative title insurance coverage. Failure of Landlord to provide such notice shall be deemed notice by Landlord that it is unable or unwilling to cure such title objection. Unless written notice of Tenant’s failure to obtain any necessary permit or approval or Tenant’s refusal to waive any title objections that Landlord is unable or unwilling to cure, and Tenant’s election to terminate this Lease, is given by Tenant to the Landlord prior to the expiration of the Development and Permitting Period, the Initial Term will automatically commence upon the date of such expiration (the “Commencement Date”). This Lease shall terminate upon Tenant giving timely notice in accordance with the immediately preceding sentence; and except as otherwise provided herein, neither party shall have any further rights or obligations hereunder. From the date hereof through the Commencement Date, Landlord shall use reasonable efforts to make its surveyor, Nicholas M. Connolly of Shows, Dearman & Waits, Inc., available to Tenant in connection with Tenant’s review of title matters.

2.3.  Uses. Tenant shall use the Premises for the purpose of conducting and offering casino gaming. Tenant may also use the Premises for entertainment, hotel (including a condominium hotel), other lodging, dining, retail, parking and recreational facilities, and other purposes related to casino gaming. Tenant agrees that the Premises shall not be used for any unlawful purposes or for any purpose which is extra hazardous or constitutes a public or private nuisance. Tenant shall not construct, or permit to be constructed, on the Premises any retail facility, restaurant, hotel, or other commercial development that is not contained within or physically connected to, either by landscaping, sidewalk, walkway, or similar means providing for a common integrated development scheme, the primary casino facility on the Premises. Tenant will not assign or sell any portion of the Premises for purposes inconsistent with the uses permitted under this Section 2.3.

2.4.  Inspection. Tenant and its representatives or agents shall have the right to inspect the Premises at all reasonable times without the consent of the Landlord during the Development and Permitting Period, including the right to enter the Premises at any reasonable time to make tests, borings, surveys, studies, inspections, investigations and interviews of persons familiar with the Premises. Tenant shall keep the Premises free of any liens and repair any material physical damage to the Premises.

3.  Short Form or Memorandum of Lease Suitable for Recording.

3.1.  The parties hereto have contemporaneously herewith executed and delivered the short form or memorandum of lease and restrictions, in the form attached as Exhibit B hereto, duly acknowledged and in recordable form. The short form or memorandum of lease may be recorded by either Landlord or Tenant. All the costs and expenses of recording said short form or memorandum of lease shall be paid by the Tenant. The short form or memorandum of lease shall be amended to incorporate the legal descriptions for the Access Easement and Water Tower Easement when finally determined pursuant to Section 1.2 hereof.

4.  Rent.

4.1.  Initial Rent.

4.1.1.  Amount and Payment Terms. Commencing on the Commencement Date and continuing each year during the term hereof, if the Lease has not been previously terminated, Tenant shall be obligated to pay to Landlord annual initial rent (“Initial Rent”) of Five Hundred Thousand and No/100 Dollars ($500,000.00), commencing on the Commencement Date and ending on the first day of the calendar month immediately following the earliest of: (i) completion of construction of the Isle Project; (ii) the date on which any portion of the Isle Project opens to the public; (iii) twenty-four (24) months following the Commencement Date; or (iv) December 31, 2008 (the “Base Rent Commencement Date”). The Initial Rent shall be payable in monthly installments of Forty-One Thousand Six Hundred Sixty-Six and 66/100 Dollars ($41,666.66) each, shall be due and payable on the first day of the month immediately following the Commencement Date, and shall continue on the first day of each month thereafter until the Base Rent Commencement Date. From the Commencement Date to the first day of the immediately following month, the monthly Initial Rent shall be prorated by multiplying $41,666.66 by a fraction of the number of calendar days remaining in such month and the denominator of which shall be the total number of calendar days of such month.

4.2.  Base Rent, Amount and Payment Terms. Beginning on the Base Rent Commencement Date, Tenant shall pay Landlord an annual rent in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (as adjusted from time to time hereunder, the “Base Rent”). All Base Rent shall be paid in advance on the first day of each calendar month in equal monthly installments of Two Hundred Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($208,333.33) each (subject to adjustment pursuant to Section 4.4 hereof).

4.3.  Manner of Payment. Tenant covenants to pay to Landlord the rent and all other sums and payments to be made by Tenant as provided under this Lease which may become due from or payable by Tenant, at the time and in the manner in the Lease, all of which rents, sums and payments are to be paid in legal tender of the United States of America, which shall be legal tender in payment of all debts and dues, public or private, at the time of payment, or by good check without any deduction, diminution, abatement, or rebate of whatsoever kind, nature, and description, except as otherwise specifically provided in this Lease; and payment shall be considered paid when received by Landlord, in U. S. mail, postage pre-paid, and addressed to the Landlord at the notice address provided herein,

4.4.  Consumer Price Index Adjustment.

4.4.1.  Adjustment Procedure. The Base Rent shall be adjusted every five (5) years from and after the Base Rent Commencement Date in proportion to the increase, if any, in the Consumer Price Index as determined and published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items and Major Group Figures For All Urban Consumers (CPI-U) (1982-84 = 100) (the “Price Index”) over the Price Index that was published on the Base Rate Commencement Date (the “Base Price Index”). On the Base Rate Commencement Date, Landlord and Tenant shall complete and execute the

Certificate which is attached hereto as Exhibit C in order to memorialize the Base Rate Commencement Date and the dates (the “Adjustment Dates”) on which the Base Rent shall be adjusted to reflect any increases in the Price Index. Until the Price Index is published for the month immediately preceding the applicable Adjustment Date, Tenant shall continue to pay the Base Rent provided for in Section 4.2 of this Lease, as adjusted on the most recent previous Adjustment Date, if any. Upon publication of the Price Index for the month immediately preceding the applicable Adjustment Date the Landlord shall compute the adjusted Base Rent applicable until the next succeeding Adjustment Date, and shall furnish the Tenant with the Landlord’s computation of the adjusted Base Rent. The adjusted Base Rent for the period following the applicable Adjustment Date shall be the greater of the Base Rent provided for in Section 4.2 of this Lease, as adjusted through the most recent previous Adjustment Date, if any, or the product arrived at by multiplying (i) $2,500,000.00 by (ii) a fraction, the numerator of which shall be the Price Index published for the month immediately preceding the Adjustment Date and the denominator of which shall be the Base Price Index. The adjustment in Base Rent calculated on each Adjustment Date shall not exceed ten (10) percent of the Base Rent payable immediately prior to such Adjustment Date. Such adjusted Base Rent shall be divided and paid in 12 equal monthly installments during each lease year, commencing on the first day of the first month immediately after Landlord furnishes Tenant with such computation. When the adjusted Base Rent is determined, Tenant, on the first day of the first month after Landlord furnished Tenant with such computation, shall pay Landlord the difference between the adjusted Base Rent as determined by such computation, and the Base Rent, as adjusted down through the most recent previous adjustment date, if any, for each month between the applicable Adjustment Date, and the first day of the first month after Landlord furnished Tenant with such computation.

4.4.2.  Unavailability of Price Index. If the Price Index is no longer based on the years 1982-84 and a conversion factor is made available, then the Price Index will be calculated by using such conversion factor. If the Price Index is not published for any month which is to be used in calculating the Base Rent under this Section, the Price Index which is published for the most recent month within the six month period prior to the month specified in this Section shall be used for calculating the Base Rent. If publication of the Price Index is discontinued, the most comparable statistics on the cost of living for the Mississippi Gulf Coast metropolitan area, as such statistics are computed and published by a federal agency or by a recognized financial periodical shall be used in making adjustments contemplated in this Section 4.4. If comparable statistics are used in place of the Price Index, the method of computation shall include all revisions required to carry out the intent of this Section. .

4.4.3.  Effect of Delay. Landlord’s delay or failure in computing or billing for the Adjusted Base Rent shall not impair the continuing obligation of Tenant to pay such Base Rent as determined in accordance with this Section.

4.5.  Percentage and Additional Rent.

4.5.1.  Amount and Payment Terms. After the commencement of gaming operations of the Isle Project, Tenant shall pay Landlord an annual percentage rent (the “Percentage Rent”) in an amount equal to five percent (5%) of the Gross Gaming Revenues from gaming operations on the Isle Project as calculated for the purpose of license fees under the Mississippi Gaming Control Act (the “GGR”), as now or hereafter amended, and the regulation as promulgated now or hereafter under such law, but only to the extent that such amount exceeds the annual Base Rent then payable. Any Percentage Rent required to be paid shall be paid to Landlord on or before the 20th day of each month following the months during which revenues are collected and shall be accompanied by a copy of the monthly revenue reports which must be submitted to the Mississippi Gaming Commission. Tenant shall also provide Landlord with copies of any financial statements, reports, or audits required of Tenant by the Mississippi Gaming Commission pursuant to the Mississippi Gaming Control Act, as now or hereafter amended, within ten (10) days after the same are submitted to the Commission.

4.5.2.  Books, Records, and Audits. The Tenant shall maintain books and records according to generally accepted accounting principles, consistently applied, with respect to all business transacted in, on, or from the Premises, which shall contain sufficient information to permit a calculation of the Percentage Rent provided for in this Lease. Landlord may examine all books and records of Tenant that in any way pertain to business transacted in, on, or from the Premises, regardless of the location of such books and records. Such examination shall be made at reasonable times and places. Tenant shall promptly provide Landlord with a copy of all audits prepared by Tenant or its independent certified public accountant with respect to the Premises. The Landlord may also audit the Tenant’s records but only for the purpose of ascertaining the amount of Percentage Rent due under the terms hereof. If the Landlord wishes to audit the Tenant’s records, it shall notify the Tenant in writing of its election so to do. Any audit or examination by Landlord shall be at Landlord’s expense, unless the audit discloses a discrepancy of more than one percent (1%) in the net profits realized from operations or activities unrelated to gaming, or a discrepancy of more than one percent (1%) in the amount of GGR as calculated for the purpose of reporting to the Mississippi Gaming Commission. In the event of any such discrepancy of more than one percent (1%), each such audit or examination shall be at Tenant’s expense. Landlord shall keep in confidence all information furnished to it and any information which it might gain or gather from the examination or audit of the Tenant’s books.

4.5.3.  Additional Rent. Provided this Lease has not been previously terminated pursuant to Section 2.2 hereof on the date that any of the following amounts become due, Tenant shall also pay Landlord the following amounts (collectively, the “Additional Rent”): (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000) upon execution of the Lease; (ii) Two Hundred Fifty Thousand and No/100 Dollars ($250,000) payable six months after execution of the Lease; (iii) Two Hundred Fifty Thousand and No/100 Dollars ($250,000) payable twelve months following execution of the Lease; and (iv) all amounts described in Section 2.2 hereof in connection with the Extended Development and Permitting Periods.

4.6.  Late Payments. All amounts which Tenant is required to pay pursuant to this Lease, including but not limited to the Initial Rent, the Base Rent, the Percentage Rent, Additional Rent, payment required by Section 22.3 (c) hereof, together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute rent or any other sum due hereunder when the same shall become due. Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of non-payment of any Base Rent and shall, except as expressly provided herein, have the right to pay the same on behalf of Tenant. Tenant shall pay to Landlord interest at the rate of one percent over the consensus prime rate as published from time to time in The Wall Street

Journal, but not to exceed the maximum amount permitted by law, on all overdue rent from the due date thereof until paid, in each case paid by Landlord on behalf of Tenant, from the date of payment by Landlord until repaid by Tenant. Tenant shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Initial Rent, Base Rent, Percentage Rent, Additional Rent and any other sum due hereunder when due and payable, without notice or demand.

5.  Taxes, Assessments and Utilities. Tenant shall pay before they become due, and before any fine, penalty, interest or costs may be added thereto:

(a)
All taxes, license fees, assessments, levies, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, whether or not now customary or within the contemplation of Landlord and Tenant, which are at any time during the duration of this Lease, imposed or levied upon, reasonably attributable to, or assessed against (a) the Premises, (b) any Initial Rent, Base Rent, Percentage Rent, Additional Rent or other sums payable hereunder, (c) this Lease or the leasehold estate hereby created (d) the operation, possession or use of the Premises, (e) the cost or value of any equipment, furniture, fixtures and other personal property located in or upon the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant whether such improvements are owned by Landlord or Tenant, and (f) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof;

(b)	All sales, value added, ad valorem, use, and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Premises; and

(c)	All charges of utilities, communications and similar services serving the Premises.

5.2.  Tenant shall have the right to contest by appropriate legal proceedings, diligently conducted in good faith, the validity or amount of any tax, assessment or utility charge provided no civil or criminal penalty shall be incurred by Landlord, and which proceedings shall prevent the sale, forfeiture or loss of the Premises. Landlord agrees to cooperate in any such contest.

5.3.  Tenant shall not be required to pay any franchise, estate, inheritance, transfer, income or similar tax of Landlord, unless and only to the extent that such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which tenant is required to pay pursuant to this Section 5; provided however, that if any time during the term of this Lease, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Landlord a capital levy or other sales-type tax directly on the rents received therefrom, or on the value of the Premises or any present or future improvements on the Premises, then all such levies and taxes, or the part so measured or based, shall be paid by Tenant.

5.4.  All taxes assessed for the year 2006 which are payable after the Commencement Date, and all taxes assessed for the last year of the term hereof, but payable after the expiration or other termination of the term hereof, shall be adjusted and prorated so that the Landlord shall pay its prorated share for the periods preceding and following the term hereof, and the Tenant shall pay its prorated share for the lease term. Landlord shall deliver to Tenant the ad valorem tax statements for the Premises at least twenty-five (25) days prior to the date that the payment of same is due.

5.5.  If any time during the Initial Term or any Renewal Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Landlord a capital levy or other tax directly on the rents received therefrom, or upon the value of the Premises or any present or any future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Tenant, and Tenant shall pay and discharge the same as herein provided. Tenant will furnish to Landlord, promptly after demand therefor, proof of payment of all items referred to above which are payable by Tenant. If any such assessment may legally be paid in installments, Tenant may pay such assessment in installments.

5.6.  Utilities. Tenant shall be obligated to pay or cause to be paid all expenses of heat, light, charges and taxes for water and any other utility expenses in connection with Tenant's use and operation of the Premises or for the connection, setting and repairing of meters in and for any, buildings and improvements hereafter erected by Tenant. Tenant, upon approval by Landlord, shall have the right to enter into reasonable agreements with public utility authorities and governmental agencies creating easements in favor of such public utilities and governmental agencies as may be required in order to provide service to the Premises. Landlord, if required by the affected utility, will join in any standard utility easements that Tenant is reasonably required to grant to utility companies in connection with utility service to the Premises provided that such easements do not create any personal liability or obligations on the part of Landlord. Any easements granted under the authority of this Section 5.4 shall be limited to the term of this Lease and shall be limited to the Premises.

6.  Landlord's Termination Right.

6.1.  Right. In the event that the Tenant fails, after the Base Rent Commencement Date, to use and occupy the Premises primarily as an operating casino for a continuous period of twelve (12) months, then Landlord shall have the right, subject to Section 6.2 and to Section 21 hereunder, to do one of the following: (i) elect to terminate this Lease by providing written notice to Tenant at least sixty (60) days prior to the effective date of such termination, and upon the expiration of such sixty (60) day period, this Lease shall terminate unless Tenant or Tenant's successor under Section 20, has, within such sixty (60) day period resumed operation of the casino; or (ii) elect not to terminate this Lease in which case all of the terms and provisions hereof shall remain in full force and effect, and Landlord may pursue its remedies under law or in equity, if any.

6.2.  Limitations. Notwithstanding anything in Section 6.1 hereinabove to the contrary, in the event Tenant is unable to operate the Premises primarily as a casino for any consecutive twelve month period by reason of: (i) fire or other casualty damage to all or any portion of the Premises, (ii) condemnation of all or a portion of the Premises, or (iii) a Force Majeure (as defined in Section 26 hereof), Landlord shall have no right to terminate this Lease so long as Tenant (1) has notified Landlord of its intention to resume operations, which notice shall include a specific description of Tenant’s intended action plan for so resuming operations, (2) is diligently pursuing the steps set forth in its action plan, and (3) is not otherwise in default hereunder.

7.  Maintenance and Repairs.

7.1.  Requirements of Tenant. Tenant, at its own expense will maintain all parts of the Premises in good repair and condition, ordinary wear and tear excluded, and will take all actions and will make all foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in good repair and condition. Landlord shall not be required to maintain or repair the Premises or any facilities or utilities which are utilized by Tenant in connection with the Premises. Tenant waives the right to (i) require Landlord to maintain or repair the Premises, or (ii) make repairs at the expense of Landlord pursuant to any legal requirements, contract, agreement, covenant, condition or restriction at any time in effect.

8.  Infrastructure.

8.1.  Tenant’s Right to Use. Tenant grants to Landlord for the benefit of Landlord’s Adjacent Property (as defined herein) the unrestricted right and permanent easement and license to use certain infrastructure, including roadways, driveways, and utilities, constructed by Tenant on the Access Easement. Landlord shall have the absolute right, at its expense, to connect a roadway to, or utilize, any access road constructed by Tenant on the Access Easement. Landlord shall have no obligation to maintain or repair any of the infrastructure which is utilized by the Landlord. A recordable document granting the easement from the Tenant to the Landlord to utilize the infrastructure shall be agreed upon, executed by both parties, and recorded prior to the Commencement Date. Such easement shall provide inter alia that Landlord’s use of the infrastructure will not interfere with Tenant’s use or intended use thereof and will not result in such infrastructure being used or burdened beyond the levels for which such infrastructure was designed.

9.  Representations and Warranties of Landlord.

Landlord hereby represents and warrants to Tenant as follows:

9.1.  Formation. Landlord is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Mississippi, and Landlord’s general partner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Landlord has the requisite partnership power and authority to enter into and perform its obligations under this Lease, and to own or lease its properties and assets as now owned or leased, and to operate its businesses as now conducted.

9.2.  Authorization. The execution, delivery and performance by Landlord of this Lease has been duly authorized by the necessary action(s). This Lease has been duly and validly executed and delivered by Landlord and constitutes the legal, valid, and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

9.3.  Title. Landlord's title to the Premises is good and marketable and free and clear of any and all exceptions, items, and encumbrances except such easements and matters of record which do not, to the best of Landlord's knowledge and belief, either individually or in the aggregate, prohibit the Tenant's use of the Premises as a casino, hotel, and other permitted uses of the Premises (subject to any matters that Landlord agrees to cure or insure over pursuant to Section 2.2 hereof, the "Permitted Exceptions"). Within five (5) days following execution of this Lease, Landlord shall obtain a partial release of any deed of trust granted by Landlord encumbering any part of the Land. At the Commencement Date, there shall not be a deed of trust granted by Landlord encumbering the remaining part of the Premises.

10.  Representations and Warranties of Tenant. Tenant hereby represents and warrants to Landlord as follows:

10.1.  Incorporation. Tenant is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi. Tenant has the requisite corporate power and authority to enter into and perform its obligations under this Lease, and to own or lease its properties and assets as now owned, or leased, and to operate its businesses as now conducted.

10.2.  Authorization. The execution, delivery and performance by Tenant of this Lease has been duly authorized by all necessary corporate action. This Lease has been duly and validly executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant enforceable against Tenant in accordance with its terms.

11.  Environmental.

11.1.  Tenant’s Representations. Except as reasonably necessary in connection with the conduct of Tenant’s business on the Premises and except in strict compliance with applicable environmental laws, Tenant shall not allow the placement, use or storage on the Premises of any hazardous waste, hazardous material, pollutant or contaminant, as such terms are now or hereafter defined in any or all applicable federal, state, and local laws, ordinances or regulations now or hereinafter enacted or amended and any and all terms which are or may be used in any or all applicable laws now or hereafter enacted to define prohibited or regulated substances ("Toxic Substance"). Any liability which may be imposed upon Landlord as owner of the Premises which arises out of the presence and/or release of any Toxic Substance placed or permitted to be put or placed on the Premises after the Commencement Date of this Lease is hereby specifically assumed by Tenant, and Tenant shall indemnify and hold Landlord harmless from any such liability.

12.  Covenants of Landlord. Landlord hereby covenants to Tenant as follows:

12.1.  Cooperation. Landlord shall join with Tenant (including without limitation, making joint applications where necessary) and fully cooperate with Tenant in any manner reasonably requested by Tenant to obtain any consents, permits, licenses, leases, permissions, approvals or consents required for the construction, use and/or operation of the Premises as permitted by this Lease. Without limiting the generality of the foregoing, reference is made to Section 35 hereof.

12.2.  Quiet Enjoyment. Tenant shall quietly and peaceably hold, possess and enjoy the Premises (including the Access Easement and the Water Tower Easement) for the full term of the Lease without any hindrance or molestation by Landlord or its agents or employees or any other person or entity claiming by, through or under Landlord.

12.3.  Incompatible Uses of Landlord’s Adjacent Property. The Landlord’s real property described in Exhibit E attached hereto (the “Landlord’s Adjacent Property”) shall be restricted to those uses permitted under A-1, E-1, R-1, R-2, R-3, O-1, C-1, C-2 and C-3 zoning under the zoning ordinances of Harrison County, Mississippi as in effect on the date hereof. This restriction shall expire upon the expiration or earlier termination of this Lease; provided that this restriction shall not expire for twenty-five (25) years from the Commencement Date in the event Tenant acquires title to the Premises pursuant to the terms of this Lease prior to the expiration of such 25-year period.

13.  Assignment and Subletting.

13.1.  Landlord’s Right. Subject to Section 13.5 hereof, Landlord reserves the right to sell, assign, or transfer this Lease in connection with a sale of the Premises or mortgage financing of the Premises, upon the condition that in such event this Lease shall remain in full force and effect subject to the performance by Tenant of all its terms and conditions, and upon the further condition that such assignee or transferee, except an assignee or transferee merely for security, agrees to perform all the terms, covenants and conditions under this Lease.

13.2.  Tenant’s Right. Tenant shall not have the right to assign or sublet its interest under this Lease without the prior written consent of Landlord, except as set forth in Section 13.4 hereof; provided, however, that subject to Section 2.3 hereof, Tenant shall have the right to sublet without Landlord’s consent portions of the Premises so long as such portions are located within the casino and hotel facility and do not exceed fifty percent (50%) of the aggregate square footage of the casino facility. Except for an assignment permitted by clause (ii) of Section 13.4 hereof, no such assignment or subletting shall relieve the assigning party of the further performance of the covenants of this Lease, and each assigning party shall remain liable for the payment of rent and the performance of all other obligations hereunder. If Tenant enters into any sublease pursuant to the provisions hereof, then each sublease shall be subordinate to this Lease and each sublease shall contain provisions in form and substance substantially as follows:

“Sublessee agrees that if, by reason of a default under any underlying lease (including an underlying lease through which Sublessor derives its leasehold estate in the demised subpremises), such underlying lease and the leasehold estate of sublessor in the demised subpremises is terminated, then Sublessee, at the option and request of the then fee owner of the demised subpremises (the “Fee Lessor”), shall attorn to such Fee Lessor and shall recognize such Fee Lessor as Sublessee’s direct lessor under this Sublease. Sublessee agrees to execute and deliver, at any time and from time to time, upon the request of Sublessor or of the Fee Lessor or any mortgagee of either, any instrument that may be necessary or appropriate to evidence such attornment. Sublessee hereby appoints Sublessor or such Fee Lessor or such mortgagee the attorney-in-fact, irrevocably, with full power of substitution, of Sublessee to execute and deliver any such instrument for and on behalf of the Sublessee. This appointment is coupled with an interest and is irrevocable. Sublessee waives any statute or rule of law now or subsequently in effect that may give or purport to give Sublessee any right to elect to terminate this Sublease or to surrender possession of the demised subpremises in the event that any proceeding is brought by a Fee Lessor to terminate any such underlying lease. Sublessee agrees that this Sublease shall not be affected in any way whatsoever by any such proceeding.”

13.3.  Landlord’s Right of First Refusal. Prior to any sale of the leasehold interest in the Premises to a third party, Tenant shall give Landlord a right of first refusal to purchase the leasehold interest on the same terms and conditions agreed upon by the Tenant and third-party purchaser (the “Purchaser”). Landlord shall have forty-five (45) days after receiving notice from Tenant of the proposed sale to accept the terms agreed upon between the Tenant and the Purchaser. If Landlord fails to give notice to Tenant before the expiration of the forty-five day period, Tenant, pursuant to Section 13.2, shall be free to assign the Lease, to Purchaser on said same terms and conditions.

13.4.  Landlord’s Consent Not Required. Landlord’s right to consent to an assignment or subletting by Tenant pursuant to Section 13.2 hereof and Landlord’s right of first refusal pursuant to Section 13.3 shall not apply to (i) any change in control in the ownership of Guarantor, (ii) any assignment of this Lease or sale of the Premises by Tenant to a third party having a minimum net worth of $100,000,000 as determined by generally accepted accounting principles ( the “Required Net Worth”) or to a third party who obtains a guaranty of this Lease from a third party having the Required Net Worth, or (iii) subject to Section 2.3 hereof, uses permitted under Section 2.3 hereof (other than casino gaming). Any sublessee described in clause (iii) hereof may sell hotel condominium units without the consent or approval of Landlord, but such sales shall be subject to the terms and conditions of this Lease, including without limitation this Section 13.

13.5.  Tenant’s Right of First Refusal. Prior to any sale of the Land or Premises to a third party, Landlord shall give Tenant a right of first refusal to purchase the Premises proposed to be sold on the same terms and conditions agreed upon by the Landlord and third-party purchaser (the “Purchaser”). Tenant shall have forty-five (45) days after receiving notice from Landlord of the proposed sale to accept the terms agreed upon between the Landlord and the Purchaser. If Tenant fails to give notice to Landlord before the expiration of the forty-five (45) day period, Landlord shall be free to sell all, but not less than all, the Land or Premises to the Purchaser on the same terms and conditions. This Section 13.5 shall not apply to any sale or transfer by Landlord to its general or limited partners or any entity owned or controlled by its general or limited partners.

14.  Reversion to Landlord. On or before the last day of the term of this Lease, or at such earlier time as this Lease is terminated, Tenant shall remove its personal property and peaceably surrender and yield up to Landlord the Premises, and all improvements and fixtures the Landlord instructs not to be removed. Title to any buildings and improvements remaining on the Premises at the expiration of the term of this Lease may in the Landlord's sole discretion, vest in the Landlord upon expiration hereof. Notwithstanding anything herein to the contrary, Tenant shall remove all buildings and improvements except to the extent, if any, otherwise instructed by the Landlord.

15.  Net Lease. This is a net lease and, except as otherwise provided herein, there shall be no abatement, diminution or reduction of the rent for any cause whatsoever. It is the intention of Landlord and Tenant that all rents and other amounts payable hereunder shall be net to Landlord and that all costs, expenses and obligations of every kind whatsoever relating to Tenant's use, occupancy and possession of the Premises which may arise or become due during the term of this Lease shall be paid by Tenant, except to the extent otherwise provided herein. Landlord shall not be obligated to render any services to Tenant except as specifically set forth herein,

16.  Casualty.

16.1.  Fire, Flood and Extended Coverage. Tenant shall procure and maintain, at its own expense during the term of this Lease, casualty insurance written by companies of nationally recognized financial standing covering the Premises and all equipment, fixtures and machinery at or in the Premises, against loss, damage, or destruction by fire, flood, or wind, including extended coverage and special extended coverage endorsements and against such other hazards, casualties, and contingencies, in an amount not less than eighty percent (80%) of the replacement value of the insurable buildings, structures, improvements, and equipment.

16.2.  Waiver of Subrogation. Landlord and Tenant each hereby waives any and all rights of recovery against the officers, employees, agents and representatives of such other party for loss of or damage to such waiving party of its property or the property of others under its control, arising from any cause insured against under the standard form of fire and extended coverage insurance policy with permissible extension endorsements covering additional perils or under any other policy of insurance carried by such waiving party in lieu thereof.

16.3.  No Cancellation. All policies referred to in this Lease shall provide that they will not be canceled, modified or amended except after thirty (30) days’ written notice to Landlord and that they shall not be invalidated by any act or negligence of Landlord, Tenant, or any person or entity having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises.

17.  Liability Insurance.

17.1.  Obligation. Tenant covenants and agrees, at its sole cost and expense, to obtain, keep, and maintain in full force and effect for the benefit of Tenant, Landlord, and Landlord's general partner, and such other parties as Tenant may elect from the date construction of the improvements commences and thereafter: (1) comprehensive liability insurance against claims for damage to persons or property arising out of the use and occupancy of the Premises or any part or parts thereof in limits of not less than Ten Million Dollars ($10,000,000) combined single limit for bodily injury and not less than Five Million Dollars ($5,000,000) combined single limit for property damage.

17.2.  Certificate. A duplicate original, certificate, or binder of such insurance shall be furnished to Landlord prior to commencement of the construction of the improvements on or at the Premises; and each renewal certificate of each such policy shall be furnished to Landlord.

17.3.  Additional Insured. All policies of liability insurance which Tenant is obligated to maintain according to this Lease shall name Landlord as an additional insured. All liability insurance policies maintained by Tenant shall contain a provision indicating that Landlord, although named as an additional insured, will nevertheless be entitled to directly recover under such policies for a loss sustained by it, its directors, officers, employees and agents as a result of the acts or omissions of Tenant.

17.4.  Landlord's Ability to Cure. In the event Tenant fails to cause the aforesaid insurance policies to be written or pay the premiums for the same or deliver all such certificates of insurance or duplicate originals thereof to Landlord within the time provided for in this Lease, Landlord shall nevertheless have the right, without being obligated to do so, to effect such insurance and pay the premiums therefor, and all such premiums paid by Landlord shall be repaid to Landlord by Tenant on demand as additional rent hereunder.

17.5.  Workers’ Compensation. Appropriate workers’ compensation insurance covering all persons employed in connection with the construction, alteration, repair or operation of the Premises and with respect to whom any claim could be asserted against Landlord will be carried by Tenant.

17.6.  Construction Period. From the commencement of the Initial Term through the completion of all construction and/or renovation of the Premises, Tenant shall also provide, or cause its general contractor to provide, the following insurance coverage: (a) Contractor’s Comprehensive and Motor Vehicle Liability Insurance having a combined single limit of not less than Ten Million Dollars ($10,000,000.00); and (b) builder’s risk insurance in amounts and coverage customary for projects of similar size, value and scope.

18.  Indemnity.

18.1.  Tenant's Indemnification. Tenant covenants and agrees to indemnify and hold Landlord, its affiliates, its general partner's shareholders, directors, officers, employees, agents, successors and assigns harmless from and against any and all liability, damage, cost or expense of any nature whatsoever arising from or related to (i) any misrepresentations or breach of warranty or covenant by Tenant contained in this Lease, (ii) any violations of law by Tenant with respect to the Premises existing or occurring prior to, on, and/or after the date hereof, and (iii) Tenant's use and operation of the Premises and the use and operation of the Premises by Tenant's contractors, employees, licensees, and invitees, occurring prior to, on, and/or after the date hereof except for any liability, damage, cost, or expense caused by the intentional acts or negligence of Landlord or Landlord’s affiliates, Landlord’s general partner, employees, licensees, and invitees.

19.  Construction of Buildings and Improvements.

19.1.  Authorization. During the term of this Lease, or any renewal or extension hereof, Tenant may erect, on the Premises, consistent with the uses provided for in Section 2.3, any building, improvements, structures, and appurtenances thereto; and Tenant may demolish all existing building(s), structures, and improvements now located or hereafter erected on the Premises, if any, and may remove, raze, and/or destroy trees, plants, shrubs, and topsoil as Tenant may, in its sole and absolute discretion, deem necessary or desirable.

19.2.  Construction and Capital Investment. If Tenant at any time or times during the term of this Lease shall construct any buildings, structures, or improvements on the Premises, or any part or parts thereof, the same shall be constructed without cost or expense to Landlord, in accordance with the requirements of all laws, ordinances, codes, orders, rules, and regulations of all governmental authorities having jurisdiction over the Premises. All such buildings, structures or improvements shall be constructed by or on behalf of Tenant and shall be the sole and exclusive property of Tenant. Subject to Section 2.3, Tenant shall initially construct the following:

(a)	A casino with a minimum of 2,000 gaming positions;

(b)	A minimum of 500 hotel rooms;

(c)	Not less than five food and beverage outlets;

(d)	Entertainment and meeting space containing not less than 30,000 square feet;

(e)	Structured parking for not less than 2,500 vehicles; and

(f)
An entry drive or road connecting the Isle project to public roadways, together with all water, sewer, drainage and related infrastructure required in connection with the improvements to be constructed.

In the event the Commencement Date shall occur hereunder, Tenant agrees the total cost of the foregoing improvements shall be not less than $250,000,000.00 and to use its best efforts to complete construction of each of the above improvements on or before December 31, 2008.

19.3.  Permits. Tenant, at its own cost and expense, shall apply for and prosecute with reasonable commercial efforts using Tenant’s business judgment, all necessary permits, licenses and approvals required for the Isle Project, including without limitation those permits and approvals described in Exhibit D attached hereto. Landlord, without material cost or expense to itself, shall fully cooperate with Tenant in securing building and all other permits and authorizations necessary from time to time for performance of any construction, alterations or other work permitted or required to be done by Tenant under this Lease

19.4.  Construction and Permit Covenants. Tenant agrees to conform to the following, unless otherwise approved in writing by the Landlord, with respect to all construction and work to be completed in the initial phase of the Isle Project:

(a)	All construction activities and improvements related to the Isle Project shall avoid and shall not affect regulated wetlands as defined by Section 404 of the Clean Water Act; and

(b)
All construction activities and improvements related to the Isle Project shall avoid known cultural or historic resources as defined by Section 106 of the National Historic Preservation Act of 1996; and described in the June 14, 1996 letter from the State Historic Preservation Officer (Page 494 of the Administrative Record); and

(c)
All construction activities and operations related to the Isle Project shall not result in a significant impact to federally listed threatened or endangered species or violate any ordinance, regulation, or rule administered by the Mississippi Department of Marine Resources; and

(d)	All construction activity and location of facilities shall occur landward of the mean high tide elevation; and

20.  Restrictions of Property.

20.1.  Exclusivity. Subject to the provisions in Section 20.2 and 20.3 below, during the term of the Lease, Landlord will not utilize, or allow any third party to utilize (except by process or operation of law), any portion of Landlord’s Adjacent Property in connection with any gaming operation other than the Isle Project or another gaming project developed by the Tenant.

20.2.  End of Exclusivity Period.  Except as provided for in Section 20.3, if at any time after December 31, 2013, and for any period of twelve (12) consecutive calendar months thereafter (the “Termination Period”), the GGR from the Isle Project is less than ten percent (10%) of the total of all GGR from all casinos which are then in either Harrison County, Mississippi or Hancock County, Mississippi, then the exclusivity provided for in Section 20.1 above shall terminate as of the end of said twelve (12) consecutive calendar month period.

20.3.  Payments in Lieu. Upon payment from Tenant to Landlord, within thirty (30) days of expiration of such Termination Period, and in addition to any and all other payments provided for herein, such that the total of all payments made by Tenant to Landlord within said Termination Period is at least equal to 5 percent (5%) of ten percent (10%) of the total of all GGR from all casinos which are then in either Harrison County, Mississippi or Hancock County, Mississippi during said Termination Period, then the exclusivity provided for in 20.1 above shall not terminate as of the end of that Termination Period.

20.4.  Tenant’s Rights When Exclusivity Not in Effect. If at any time, and from time to time, when the exclusivity provided for in this Section 20 shall no longer be in effect and Landlord shall desire to sell or lease all or any portion or portions of Landlord’s Adjacent Property for gaming purposes, Landlord may make a written offer to Tenant stating the terms and conditions on which Landlord desires to so sell or lease; and Tenant shall have thirty (30) days within which to accept said offer on said terms and conditions. If said offer is not so accepted by Tenant within said thirty (30) days, Landlord will have one hundred eighty (180) days within which to so sell or lease to a third party on said terms and conditions.

20.5.  Infrastructure Reimbursement. Upon the expiration of exclusivity pursuant to this Section 20, and in the event thereafter that a third party shall use any of Landlord’s Adjacent Property for gaming operations, then Tenant shall be reimbursed by the operator of a second casino located on the Landlord’s Adjacent Property for such operator’s use of all infrastructure on the Premises described in Section 8 hereof and benefiting the operator. The reimbursement shall be one-half of the original total cost of construction of such infrastructure then still in use.

21.  Leasehold Financing.

21.1.  Right to Mortgage. Notwithstanding anything to the contrary contained in this Lease, Tenant, upon receiving the prior written consent of Landlord, shall have the absolute right, at any time and from time to time, to mortgage the Tenant's interest in the leasehold interest herein demised, one or more times (subject to the terms and conditions of this Lease), on such terms, conditions, and maturity as Tenant shall determine, and to enter into any and all extensions, modifications, amendments, replacements, and refinancings of any such leasehold mortgages as Tenant may desire (subject to the terms and conditions of this Lease). Tenant, however, may not mortgage or encumber any of Landlord's interest; and no such mortgages shall extend to or affect Landlord's reversionary interest or the estate of Landlord in and to the Premises.

21.2.  Right following Foreclosure. Notwithstanding anything to the contrary contained in this Lease, following foreclosure, the successor to the Tenant (hereafter "Successor Tenant"), shall have the absolute right, at any time and from time to time, to mortgage the Successor Tenant's leasehold interest herein demised, one or more times (subject to the terms and conditions of this Lease), on such terms, conditions, and maturity as Successor Tenant shall determine, and to enter into any and all extensions, modifications, amendments, replacements, and refinancings of any such leasehold mortgages as Successor Tenant may desire (subject to the terms and conditions of this Lease with prior written consent). Successor Tenant, however, may not mortgage or encumber any of Landlord's interest.

21.3.  Other.

21.3.1.  Landlord hereby acknowledges Tenant’s existing financing pursuant to that certain Seven Hundred Million and No/100 Dollar ($700,000,000.00) Third Amended and Restated Credit Agreement dated February 4, 2005 with Canadian Imperial Bank of Canada, as Administrative Agent. Tenant shall keep Landlord fully informed of any material changes in the Tenant’s financing if such change could adversely affect the Landlord’s rights under the Lease.

21.3.2.  If an event or events shall occur which shall entitle Landlord to terminate this Lease, and (a) if before the expiration of thirty (30) days after the date of service of a notice upon such leasehold mortgagee under this Lease, such leasehold mortgagor shall have paid to Landlord all Base Rent herein provided for then in default and (b) if before the expiration of sixty (60) days after the date of service of a notice upon such leasehold mortgagee under this lease, such leasehold mortgagee shall have paid to Landlord all percentage rent and other payments herein provided for then in default, and shall have complied or shall be engaged in the work of complying with all the other requirements of this Lease, if any, then in default, then Landlord shall not then be entitled to terminate this Lease, and any notice of termination theretofore given shall be void and of no effect.

21.3.3.  If an event or events shall occur, including without limitation bankruptcy, assignment for benefit of creditors, insolvency, or any other similar event, if applicable, which shall entitle Landlord to terminate this Lease, and if such event or events shall be in the nature of a non-monetary default by Tenant which a leasehold mortgagee cannot cure by payment within the sixty (60) day period after the date of service of notice to the leasehold mortgagee or is of a nature that is not susceptible to cure by a leasehold mortgagee (including the filing of bankruptcy by Tenant), then the leasehold mortgagee’s right to cure such default shall be extended for so long as such leasehold mortgagee is diligently prosecuting action reasonably calculated to cure such default, but not in excess of three hundred sixty-five (365) days from service of such notice (a "Non-Monetary Cure Period"), or to foreclose. If the leasehold mortgagee cures such non-monetary default within the Non-Monetary Cure Period, Landlord shall not then be entitled to terminate this Lease and notice of termination theretofore given shall be void and of no force and effect.

21.3.4.  Nothing herein contained shall in any way affect, diminish, or impair Landlord's right to terminate this Lease (if such default is not cured within said sixty (60) day period, is not cured within the Non-Monetary Cure Period, if applicable, or is not in the process of being cured as aforesaid) or to enforce any other remedy in the event of the non-payment of any Base Rent and Percentage Rent thereafter payable by Tenant or in case of any other subsequent default in the performance of any of the obligations of Tenant hereunder, in accordance with this Lease, subject, however, to all of the provisions of this Section 21.

21.3.5.  Nothing contained herein shall release Tenant named in this Lease from any of its obligations under this Lease which may not have been discharged or fully performed by any holder of the leasehold mortgage, or its designees.

21.3.6.  Notwithstanding anything to the contrary in this Lease, each leasehold mortgagee shall have the right to perform any term, covenant, condition or agreement of this Lease to be performed by Tenant and to remedy any default by Tenant hereunder, and Landlord shall accept such performance by leasehold mortgagee with the same force and effect as if furnished by Tenant, provided, however, that the leasehold mortgagee shall not thereby be subrogated to the rights of Landlord.

21.4.  Use of Term. Whenever and wherever in this Lease the term "leasehold mortgagee" has been used the same shall include any then holder of a leasehold mortgage thereof.

21.5.  No Effect on Landlord’s Interest. Landlord’s written consent to any leasehold financing, mortgage of the leasehold interest, or any leasehold deed of trust, promissory note, assignment of rents and/or security agreement, including, but not limited to, leasehold deed of trust, assignment of rents and security agreement between Tenant and a designated trustee and beneficiary whether such mortgage of leasehold interest, etc. is accomplished by Tenant or any successor Tenant, shall not be construed to modify, enlarge or affect Landlords' obligations or modify, diminish, impair or affect Landlords' rights under this Lease or to subordinate Landlord’s interest in the Premises to such leasehold deed of trust.

22.  Events of Default; Forfeiture; Termination.

22.1.  Defaults. The following events are defaults under this Lease:

(a)
The failure of Tenant to pay in full, within five (5) days after Landlord gives Tenant written notice of non-payment, any installment of Initial Rent, Base Rent, Percentage Rent, Additional Rent or any other rent payable to Landlord hereunder;

(b)	The failure of Tenant to pay in full, within five (5) days after Landlord gives Tenant written notice of non-payment, any other sums payable by Tenant hereunder to Landlord;

(c)	The failure of Tenant to comply in a timely manner with any covenant or obligation under the provisions of this Lease;

(d)
The failure of the Tenant to meet its obligations as they become due, the adjudication of the Tenant as a bankrupt, the making by Tenant of a general assignment for the benefit of creditors, or the taking by Tenant of the benefit of any insolvency act, or the appointment of a trustee or receiver for Tenant’s property;

(e)	The failure of Tenant to obtain a gaming license within two years from the Commencement Date, or to thereafter have a gaming license in full force and effect at all times during the term hereof; or

(f)	The vacancy or desertion of the premises by Tenant for a period of more than thirty (30) days, unless such vacancy is the result of a Force Majeure (as defined herein) pursuant to Section 26.

22.2.  Notice: Opportunity to Cure. Upon the occurrence of any default other than as described in Section 22.1 (a) and 22.1 (b), if Tenant fails to cure such other default or defaults within thirty (30) days after Landlord gives Tenant written notice thereof, such other uncured default or defaults shall also become an event of default (collectively, each occurrence an “Event of Default”); except that if any such other default is of a character that required additional time to be cured, such other default shall not become an Event of Default if Tenant diligently commences in good faith to cure such other default upon receipt of the notice specifying the nature of such other default and Tenant thereafter continuously and diligently attempts to cure such other default.

22.3.  Remedies. If an Event of Default shall have occurred, Landlord shall have the right to take any or all of the following actions:

(a)
Give Tenant written notice of Landlord’s termination of this Lease. Upon the giving of such notice, the Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease, all rights of Tenant hereunder shall expire and terminate;

(b)
The Landlord may, without terminating this Lease, reenter or repossess the Premises, by force, unlawful entry and detainer proceedings or otherwise, and dispossess and remove Tenant or other occupants therefrom, and may relet all or part of the Premises as Tenant’s agent, and Tenant shall pay Landlord the difference between the rent due for the remaining term as of the time of reentry or repossession and any amount received or to be received under such reletting for the remaining term;

(c)
In addition to any other legal remedy, Landlord may enter on and into the Premises and cure any then uncured Event of Default at the expense and for the account of Tenant. Any expenses, liabilities, penalties, or other damages of any kind incurred by Landlord in such action, including reasonable attorneys’ fees, shall be immediately due and payable by Tenant to Landlord as Additional Rent due hereunder;

(d)	Landlord may obtain any manner of equitable relief in order to compel Tenant to observe and perform its obligations hereunder.

22.4.  Additional Rights of Landlord.

22.4.1.  No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Landlord of any Initial Rent, Base Rent, Percentage Rent, Additional Rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless made in writing specifying the matters waived. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to any other remedy allowed to Landlord by law or equity.

22.4.2.  Except as otherwise provided herein, Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Lease as herein provided, and (ii) the benefits of any law which exempts property from liability for debt or for attachment or distress for rent.

22.4.3.  If Tenant shall be in default in the performance of any of its obligations hereunder, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees and expenses (including those incurred in connection with any appellate proceedings). If Landlord shall be made a party to any litigation commenced against Tenant and Tenant shall fail to provide Landlord with counsel approved by Landlord and pay the expenses thereof, Tenant shall pay all costs and reasonable attorneys’ fees and expenses incurred by Landlord in connection with such litigation (including fees and expenses incurred in connection with any appellate proceedings).

23.  Landlord’s Defaults and Tenant's Remedies.

23.1.  Landlord Default. The occurrence of any of the following shall be a "Landlord Default" hereunder:

(a)	The breach of any representation or warranty made by Landlord in this Lease; or

(b)
The failure of Landlord to timely perform any other obligations or keep and perform any other covenants hereunder within thirty (30) days of the date of notice that such obligations or covenants have not been performed or complied with, provided that if such default cannot reasonably be cured within such thirty (30) day period, such period of thirty (30) days shall be extended for so long as Landlord is diligently prosecuting action reasonably calculated to cure such default.

23.2.  Tenant's Remedies. Except as otherwise provided for herein, upon the occurrence of a Landlord Default, Tenant shall have the right to exercise any remedy available at law or in equity.

23.3.  Landlord Cure. Anything to the contrary in this Lease notwithstanding, and provided that an Event of Default by Landlord has not occurred or has occurred but is not continuing hereunder, Landlord and Tenant agree that if Tenant fails to perform any of its obligations under this Lease, Landlord shall have the right (but not the obligation) as well as any other right provided in this Lease, at its option and after the expiration of thirty (30) days after written notice from Landlord to Tenant, to do or cause to be done such obligation on behalf of Tenant, and to charge Tenant the actual cost(s) related thereto, which amount(s) will be due to be paid by Tenant to Landlord within thirty (30) days after notice thereof has been given by Landlord to Tenant.

24.  Estoppel Certificates.

24.1.  Landlord’s Estoppel Certificate. Landlord shall, without charge, from time to time and at reasonable times, within thirty (30) business days after request by Tenant or any party who holds a mortgage or deed of trust upon Tenant’s leasehold interest in the Premises, certify in writing to the effect that this Lease is unmodified and in full force and effect (or, if there shall have been modifications, stating the modifications), the date to which all rent and other charges have been paid, the expiration date of the Lease, and whether, to the best knowledge of the person executing such certificate on behalf of Landlord, any default by Tenant has occurred; and if so, the notice shall specify such default to the extent of the knowledge of the person executing the certificate.

24.2.  Tenant’s Estoppel Certificate. Tenant shall, without charge from time to time and at reasonable times, within thirty (30) business days after request by Landlord, certify in writing to Landlord or any other person or entity specified by Landlord: (i) that this Lease is then unmodified and in full force (or, if there have been any modifications, stating the modifications); (ii) stating whether there are then any existing setoffs or defenses against the enforcement of any of the provisions of this Lease and any modifications hereof upon the part of Tenant to be performed or complied with, and, if so, specifying the same; and (iii) the dates to which rent and other charges hereunder have been paid in advance.

25.   Condemnation.

25.1.  Total Taking. If the entire Premises shall be taken by the exercise of the right of eminent domain for any public or quasi-public improvement or use, this Lease and the term hereby granted shall then expire, on the date when title to the Premises so taken shall vest in the appropriate authority or on the date when any possession is required to be surrendered, whichever is later.

25.2.  Partial Taking. If (i) so substantial a portion of the Premises or any building or improvements thereon shall be so taken as to make same or the remaining portion of the Premises unusable for the purposes to which the Premises shall then be devoted; or (ii) there is a permanent deprivation of access to the streets or highways (permanent being defined as a continuous period in excess of twelve months); then Tenant shall have the right to cancel or terminate this Lease by providing written notice to Landlord at least sixty (60) days prior to the date when title to the portions so taken shall vest in the appropriate authority or, at Tenant's option, on the date physical possession is required to be surrendered, and thereupon, this Lease shall terminate and neither party hereunder shall have any obligation to the other under this Lease.

25.3.  Rights. On such entire or partial taking, Landlord and Tenant shall pursue, in their respective individual and separate names and rights, unless otherwise required by law, such remedies and make such claims as they may have against the authority exercising such right of eminent domain or other lawful taking as if this Lease and the term hereof had not expired (whether or not such expiration shall have occurred on account of such taking) and for the purpose of determining the respective rights and remedies of the parties, or for the purpose of an equitable apportionment of the award for damages if made to the Landlord and Tenant jointly, or if made to Landlord or Tenant, Landlord shall be deemed to be the owner of the land constituting the Premises (subject to Tenant's leasehold estate therein) and Tenant shall be deemed to be the owner of the leasehold estate created hereby and the buildings and all other improvements situated upon said Premises (and the term of this Lease shall be deemed to include all available renewal terms).

26.  Effect of Unavoidable Delays.

26.1.  Force Majeure. The provisions of this Section 26 shall only be applicable if there shall occur, during the Lease, any of the following: Acts of God, acts of governmental authorities, governmental restrictions, moratoriums, regulations, failures to act by governmental authorities with respect to licenses, applications, permits or other approvals necessary to comply with terms and conditions of this Lease, enemy or hostile governmental action, civil commotion, insurrection, revolution, sabotage, fire or other casualty, or other conditions beyond the control of the Tenant (a "Force Majeure”).

26.2.  Lease Obligations. If Tenant shall, as the result of any such Force Majeure, fail to punctually perform a Lease obligation other than Tenant’s obligations to pay Base Rent, Percentage Rent, or other monetary payments required under this Lease within the time limit provided under this Lease, then such time limit shall be deemed extended for a period equal to the duration of such Force Majeure, provided that within thirty (30) days after the happening of any event for which Tenant shall be entitled to an extension hereunder, Tenant shall send to Landlord written notice describing such event. However, in no event shall a Force Majeure extend or relieve Tenant from a duty or obligation for longer than a period of twelve (12) consecutive months, any provisions of this Section 26 to the contrary notwithstanding.

27.  Protection against Lien Claims. All work on the Isle Project shall be performed by Tenant in such a manner that the Premises will remain free and clear at all times of all liens and encumbrances of any nature except for taxes not yet due and payable and liens created by persons for whom payment is not the responsibility of the Tenant. Tenant shall not be required to pay any such lien if Tenant is diligently pursuing in good faith, the existence, amount or validity thereof by appropriate proceedings. If Tenant desires to contest any such matter, Tenant shall provide security as is required by law, if any, by irrevocable letter of credit, surety bond, or other security satisfactory to Landlord, in order to insure ultimate payment of such lien and to prevent any sale or forfeiture of the Premises or any portion thereof. Subject to the foregoing, Tenant will promptly pay and discharge all claims and liens in connection with the Isle Project.

28.  Mineral Non-Disturbance. Landlord hereby conveys and releases unto Tenant and its successors and assigns all rights which it possesses to use the surface of the Land for the drilling, mining, exploration, development, and production of oil, gas, and other minerals of every kind, nature, and character, in, on and under the Land. Landlord further covenants and agrees that any lease or leases of the Land by Landlord hereafter shall contain a clause which shall prohibit the use of the surface of the Land for the conduct of oil, gas, and other mineral development activity. Landlord hereby agrees it will not exercise its respective rights to mineral interest in, on, and under the Land in any way that will interfere with the use of the surface of the Land by Tenant, its successors and assigns. This Section 28 shall constitute a covenant running with the land and shall be binding upon the Landlord, its successors, assigns, and legal representatives as the case may be, and shall inure to the benefit of the Tenant and its successors, assigns, lenders, mortgagees, tenants, and all persons acquiring an interest in and to the Premises. This covenant running with the land will be placed of record pursuant to Section 3 hereof.

29.  Holdover. If, with the permission and written consent of Landlord, the Tenant shall hold over as a Tenant after the expiration of the then existing Lease term, then such tenancy shall be deemed to be on a month-to-month basis on the same terms and conditions in effect immediately prior to the expiration of the Lease.

30.  Partial Invalidity. If any term, covenant, condition, or provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which this Lease is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition, and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

31.  Written Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if and when received by the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party and with required copy as required hereby). From and after the Base Rent Commencement Date, all notices and communications to Tenant may also be given by leaving same at the Premises during business hours.

If to Landlord:

Family Lands L.P.
c/o Pine Hills, Inc.
3702 Hardy Street
Hattiesburg, MS 39402
Attention: Stewart Gammill, IV

With a required copy to:

Butler, Snow, O'Mara Stevens & Cannada, PLLC
AmSouth Plaza, 17th Floor
210 East Capitol Street
Jackson, MS 39201
Attention: Don B. Cannada

If to Tenant:

IOC Mississippi, Inc.
1614 Popps Ferry Road #B-1
Biloxi, MS 39532
Attention: Greg Guida

With a required copy to Guarantor:

Isle of Capri Casino, Inc.
1614 Popps Ferry Road #B-1
Biloxi, MS 39532
Attention: Greg Guida

32.  Confidentiality. During the term of the Lease, Landlord and Tenant shall maintain in confidence and shall cause their respective employees, officers, agents, agents, and advisors to maintain in confidence all Financial and other Confidential Information (defined herein below) regarding the other party and they shall not be revealed to anyone except: (i) to the extent communication of such information is required by law; (ii) to parties and their counsel in litigation in which the Landlord and Tenant are parties relating to the Premises or other litigation seeking enforcement, the rights, duties and obligations of the Landlord or Tenant under this Lease; (iii) to effectuate a transaction or any financing contemplated by this Lease, or (iv) to the MGC, the Securities Exchange Commission and similar governmental authorities regulating or governing Landlord or Tenant or the transactions contemplated by this Lease. “Financial and other Confidential Information” includes such information obtained by the review of financial statements, reports or audits required under this Lease.

33.  Guaranty. In consideration of Landlord granting this Lease to Tenant, Isle of Capri Casino, Inc. (“Guarantor”) does hereby guarantee all and singular of the obligations and duties of the Tenant under this Lease. The obligations, covenants, agreements and duties of the Guarantor under this Lease shall not be affected or impaired by (a) any assignment or transfer in whole or in part of any of the Lease or the Premises by the Landlord or the Tenant without notice to the Guarantor (other than as set forth in Section 13 hereof), or (b) any waiver by the Landlord of the performance of observance by the Tenant or any other guarantor of any of the agreements, covenants, terms or conditions contained in the Lease, or (c) any indulgence in, or the extension of the time for, payment by the Tenant or any other guarantor of any amounts payable under or in connection with this Lease or in any other instrument or agreement relating to this Lease or of the extension of time for performance by the Tenant or any other guarantor of any other obligations under or arising out of any of the foregoing or the extension or renewal thereof, or (d) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Tenant or any other guarantor set forth in any of the foregoing, or (e) the voluntary or involuntary sale or other disposition of all or substantially all the assets of the Tenant or any other guarantor (subject to Section 13 hereof), or (f) the insolvency, bankruptcy or other similar proceedings affecting the Tenant or any such other guarantor or any assets of the Tenant or any such other guarantor.

34.  Tenant’s Finance of Landlord’s Purchase of Additional Land. In the event that Landlord shall desire to enter into any contract from time to time to purchase any land located within two (2) miles of the boundary of Landlord’s Adjacent Property, then Landlord shall have the option with respect to each such contract to request an acquisition loan from Tenant in an amount equal to the purchase price thereunder for the purpose of purchasing such land, provided that the Landlord provides written notice to the Tenant pursuant to the terms hereof of its election to finance such purchase with a loan from the Tenant. Such notice shall include a complete copy of the proposed purchase contract, Landlord’s proposed use of such land, and a description of the purchase price to be paid for the land to be acquired by Landlord. Within three (3) days following Tenant’s receipt of such notice, Tenant shall notify Landlord of Tenant’s election to provide or not provide such loan. In the event Tenant elects to provide such loan, then on or before the closing date under such purchase contract, the Tenant will advance to the Landlord the purchase price set forth in the notice as a purchase money loan for such land, pursuant to loan documents mutually acceptable to Landlord and Tenant. Landlord shall execute in favor of Tenant at closing a non-recourse promissory note (an “Acquisition Note”) in the principal amount of the funds advanced by Tenant, bearing interest at the rate of eight percent (8%) per annum, and being payable by Landlord to Tenant in periodic installments equal to twenty-five percent (25%) of the periodic installment of Percentage Rent payable from time to time by Tenant to Landlord pursuant to this Lease. Tenant shall have the right to offset the installment payments due from time to time by Landlord pursuant to the Acquisition Note against amounts payable by Tenant to Landlord under this Lease. Each Acquisition Note, if not sooner paid, shall be due and payable ten (10) years from the date thereof. Tenant covenants and agrees not to acquire any lands within two (2) miles of the boundary of Landlord’s Adjacent Property during the term of this Lease. All land purchased by Landlord pursuant to acquisition loans furnished hereunder by Tenant shall become part of Landlord’s Adjacent Property upon acquisition by Landlord.

35.  Mississippi Gaming Commission. Landlord and Tenant acknowledge and agree that certain provisions of this Lease, including, without limitation, portions of Sections 4 and 13 hereof, are subject to the approval of the Mississippi Gaming Commission (the “MGC”), and Landlord and Tenant each agree to use reasonable efforts to cooperate and assist one another in obtaining all consents and approvals from MGC in connection with this Lease, including without limitation as to suitability. By execution hereof, each party gives its full consent for the other party hereto to view and inspect all documents submitted to the MGC or related governmental agencies relative to the contemplated Isle Project but excluding confidential information such as personal financial statements.

36.  Binding on Successors and Assigns. Except as otherwise provided in this Lease, all covenants, agreements, provisions, and conditions of this Lease shall be binding on and inure to the benefit of the parties hereto, their respective personal representatives, successors, and assigns. This Lease, its provisions, and the parties' respective rights and obligations cannot be modified, waived or changed unless evidenced by an agreement in writing signed by Landlord and Tenant.

37.  No Broker. Landlord and Tenant each covenant and agree with the other that neither has retained or contracted with any realtor or person in regard to this Lease who is entitled to a commission or other brokerage fee in connection with the consummation of the Lease. Landlord and Tenant each covenant and agree to defend and hold the other harmless from any claim of any such person for any commission or other compensation arising from the negotiation or execution of this Lease to the extent such claim is asserted to arise out of such claimant's contract or claim having been through the party to be charged.

38.  No Merger. Notwithstanding any provision of this Lease to the contrary, if at any time or times during the term of this Lease or any renewal or extension hereof, Landlord and Tenant shall be the same person, party, or entity, Landlord's and Tenant's interests shall remain separate and distinct, and shall not be merged into one estate, so as to cancel, terminate, or extinguish this Lease by law or otherwise.

39.  Captions. The captions of the Sections of this instrument are solely for convenience and shall not be deemed a part of this instrument for the purpose of construing the meaning thereof, or for any other purpose.

40.  No Waiver. No waiver of any covenant or condition contained in this Lease or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party, or justify or authorize the non-observance on any other occasion of the same or any other covenant or condition hereof of either party.

41.  Interpretation. This Lease shall be governed by and construed in accordance with the law of the State of Mississippi, without giving any effect to any conflict of laws, Whenever the contents of any provision shall require it, the singular number shall be held to include the plural number, and vice versa. The neuter gender includes the masculine and the feminine.

42.  No Joint Venture. Any intention to create a joint venture or partnership relation or principal agent relationship between the parties hereto is expressly disclaimed.

43.  Joint Work Project. This Lease is the joint work product of the duly authorized representatives of the Landlord and Tenant and, accordingly, in the event of ambiguity, no inferences shall be drawn against either party,

44.  Entire Agreement. This Lease contains the entire agreement of the parties hereto with respect to the letting and hiring of the Premises described above and this Lease may not be amended, modified, released, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assigns.

45.  Landlord Consents. When the Landlord’s consent is required hereunder, the Landlord agrees not to unreasonably withhold, condition or delay such consent.

(Signatures appear on following page)

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Lease to be executed effective the day and year first above written.

LANDLORD:
FAMILY LANDS, L.P.
a Mississippi limited partnership

By: Pine Hills, Inc.
a Delaware corporation, its general partner

By:  /s/Stewart Gammill, IV________________
STEWART GAMMILL, IV
Its: President

TENANT:
IOC MISSISSIPPI, INC.

By:  /s/Gregory P. Guida___________________
GREGORY P. GUIDA
Its: Senior Vice President

GUARANTOR:
ISLE OF CAPRI CASINO, INC.
a Delaware corporation

By:  /s/Gregory P. Guida___________________
GREGORY P. GUIDA
Its: Senior Vice President

EXHIBIT A

Legal Description

See attached.

EXHIBIT A

EXHIBIT A

POINT OF COMMENCEMENT:
THE NORTHWEST CORNER OF SECTION 6, TOWNSHIP 8 SOUTH, RANGE 13 WEST, HARRISON COUNTY, MISSISSIPPI
S00°30'21"E
1631.47'
EAST
947.38'
EAST
1060.54'
POINT OF BEGINNING
GRAVEL ROAD
S18°17'57"E
625.40'
SOUTHWEST 1/4 OF THE NORTHWEST 1/4
SOUTHEAST 1/4 OF THE NORTHWEST 1/4
SCALE: 1" = 300'
APRIL 24, 2006
JUDGED TO BE CLASS "B" SURVEY
SURVEYED TO CLASS "B"
BEARINGS BASED ON A SOLAR OBSERVATION.
±50.00 ACRES
N15°18'01"W
2167.07'
S17°08'33"E
1275.32'
NORTHWEST 1/4 OF THE SOUTHWEST 1/4
NORTHEAST 1/4 OF THE SOUTHWEST 1/4
SOURCES OF INFORMATION:
SD&W SURVEY 93-024
SD&W SURVEY 93-061
SD&W SURVEY 93-065
S61°03'46"W
117.73'
S71°03'23"W
190.70'
S74°52'02"W
313.47'
S80°23'17"W
112.44'
S84°35'21"W
147.46'
S78°26'31"W
221.80'
MEAN HIGH WATER LINE
BAY OF ST. LOUIS

STATE OF MISSISSIPPI
COUNTY OF HARRISON

A part of the West 1/2 of Section 6, Township 8 South, Range 13 West in the County of Harrison, State of Mississippi, and being more particularly described as Commencing at the Northwest Corner of said Section 6, thence run S00°30'21"E and along the West Line of said Section 6 for 1,631.47 feet, thence run East for 947.38 feet to the Point of Beginning; thence continue East for 1,060.54 feet, thence run S18°17'57"E for 625.40 feet, thence run S17°08'33"E for 1,275.32 feet to the Mean High Water Line of the Bay of St. Louis, thence run S80°23'17"W and along said High Water Line for 112.44 feet, thence run S61°03'46"W and along said High Water Line for 117.73 feet, thence run S71°03'23"W and along said High Water Line for 190.70 feet, thence run S74°52'02"W and along said High Water Line for 313.47 feet, thence run S84°35'21"W and along said High Water Line for 147.46 feet, thence run S78°26'31"W for 221.80 feet, thence run N15°18'01"W for 2,167.07 feet to the Point of Beginning, comprising 50.00 Acres, more or less.

SHOWS, DEARMAN & WAITS, INC.
CONSULTING ENGINEERS

Nicholas M. Connolly, P.E., P.L.S.
Civil Engineer No. 12791
Land Surveyor No. 2973

EXHIBIT B

Memorandum of Lease

See attached.

Prepared by:
Butler, Snow, O'Mara, Stevens & Cannada, PLLC
ATTN: Don B. Cannada
17th Floor, AmSouth Plaza
Post Office Box 22567
Jackson, Mississippi 39225-2567
(601) 948-5711

To the Chancery Clerk of Harrison County, Mississippi:
The real property described herein is situated in the S½ of NW¼ and N½ of SW¼ of Section 6, Township 8S, Range 13 W of the First Judicial District of Harrison County, Mississippi

MEMORANDUM OF LEASE AND RESTRICTIONS

THIS MEMORANDUM is executed and delivered by FAMILY LANDS L.P., a Mississippi limited partnership (the "Landlord") and IOC MISSISSIPPI, INC., a Mississippi corporation (the "Tenant"), pursuant to that certain Ground Lease, dated as of May, ___ 2006, between the Landlord and the Tenant (as amended, modified and supplemented from time to time, the "Lease").

WITNESSETH:

In consideration of the rents, covenants and agreements on the part of the Tenant to be observed and performed under the Lease, the Landlord has leased and let unto the Tenant that certain parcel of land lying and being situated in Harrison County, Mississippi, and more particularly described on Exhibit A attached hereto (the "Premises"), under the terms and conditions of the Lease which provides in pertinent part the following:

1.  Term and Renewal Option.The initial term of the Lease is for a period of five (5) years commencing as of the expiration of the Development and Permitting Period (as defined in the Lease and which shall expire no later than ____________, 200_), with options to renew for up to eighteen (18) successive five-year terms and one (1) successive final four-year term.

2.  Use of Premises. The Premises shall be used by the Tenant for the purpose of conducting and offering casino gaming, entertainment, hotel, dining, retail, parking, recreational and for related purposes as provided in the Lease. Tenant shall not construct on the Premises a retail facility, restaurant, hotel or other commercial development that is not contained within or physically connected to the primary casino facility on the Premises.

3.  Use of Landlord’s Adjacent Property. The real property of Landlord described in Exhibit E attached hereto (“Landlord’s Adjacent Property”) shall be restricted to uses permitted under A-1, E-1, R-1, R-2, R-3, O-1, C-1, C-2 and C-3 zoning under the Harrison County, Mississippi zoning ordinances as in effect on the date hereof. The restrictions in this Section 3 shall expire on the expiration or earlier termination of the Lease; provided this restriction shall not expire for twenty-five (25) years from the Lease commencement date in the event Tenant acquires title to the Premises pursuant to the terms of the Lease.

4.  Mineral Non-Disturbance. Landlord hereby conveys and releases unto Tenant and its successors and assigns all rights which it possesses to use the surface of the Premises for any purpose, including the drilling, mining, exploration, development, and production of oil, gas, and other minerals of every kind, nature, and character, in, on and under the Premises. Landlord further covenants and agrees that any lease or leases of the Premises hereafter made by Landlord shall contain a clause which shall prohibit the use of the surface of the Premises for the conduct of oil, gas, and other mineral development activity. This Section 4 shall constitute a covenant running with the land for the benefit of the Tenant, its successors, and assigns.

5.  Exclusivity. During the term of the Lease, Landlord will not utilize, or voluntarily allow any third party to utilize, any portion of Landlord’s Adjacent Property, in connection with any gaming operation other than the Isle Project or another gaming project developed by the Tenant. This Section 5 is contingent on Tenant meeting certain conditions to maintain exclusivity as provided in the Lease.
This is a memorandum of certain provisions of the Lease and not a restatement thereof. In the event of any conflict between this Memorandum of Lease and the provisions of the Lease, the provisions of the Lease shall control.
IN WITNESS WHEREOF, the Landlord and the Tenant have executed this Memorandum of Lease as of May ___, 2006.

- LANDLORD -

FAMILY LANDS L.P.
a Mississippi limited partnership

By: Pine Hills, Inc.,
a Delaware corporation, its General Partner

By:
  STEWART GAMMILL, IV
  Its President

- TENANT -

IOC MISSISSIPPI, INC.,
a Mississippi Corporation

By:
TIMOTHY M. HINKLEY
Its: President

STATE OF _______________________
COUNTY OF _____________________

Personally appeared before me, the undersigned authority in and for the said County and State, on this ___ day of May, 2006, within my jurisdiction, the within named STEWART GAMMILL, IV, who acknowledged to me that he is President of PINE HILLS, INC. a Delaware corporation which is the general partner of FAMILY LANDS L.P., a Mississippi limited partnership, and that for and on behalf of said corporation as general partner of said limited partnership, and as the act and deed of said corporation as general partner of said limited partnership, and as the act and deed of said limited partnership, he executed the above and foregoing instrument, after first having been duly authorized by said corporation and said limited partnership so to do.

__________________________________________
NOTARY PUBLIC

My Commission Expires:

________________________________
[AFFIX NOTARIAL SEAL]

STATE OF
COUNTY OF

Personally appeared before me, the undersigned authority in and for the said County and State, on this       day of May, 2006, within my jurisdiction, the within named TIMOTHY M. HINKLEY, who acknowledged that he is President of IOC MISSISSIPPI, INC., a Mississippi corporation, and that for and on behalf of the said corporation, and as its act and deed, he executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

NOTARY PUBLIC

My Commission Expires:

[AFFIX NOTARIAL SEAL]

EXHIBIT C

Commencement of Operations Certificate

See Attached

CERTIFICATE OF COMMENCEMENT OF GAMING OPERATIONS

This certificate of commencement of gaming operations (the “Certificate”) is executed the ___ day of ______, 2006 to memorialize the date on which gaming operations or activities have commenced on the Premises. The parties agree the Base Rent shall be adjusted to reflect any increase in the Price Index from the Adjustment Date to the date of execution hereof pursuant to Section 4.5.1 of the Lease.

All capitalized terms not defined herein shall have the meaning as set forth in the Lease.

IN WITNESS WHEREOF, the parties have caused this certificate to be executed on the date specified herein.

- LANDLORD -

FAMILY LANDS L.P.
a Mississippi limited partnership

By: PINE HILLS, INC.
a Delaware corporation, its General Partner

By:
  STEWART GAMMILL, IV
  Its President

- TENANT -

IOC MISSISSIPPI, INC.
a Mississippi corporation

By:
TIMOTHY M. HINKLEY
Its: President

EXHIBIT D

Permits and Approvals

1.	NPDES Stormwater Discharge Permit.

Issuing agency: State of Mississippi Department of Environmental Quality.

Requirement: Construction-related erosion control.

2.	Construction Permit for Potable Water Supply (well).

Issuing agency: State of Mississippi Department of Environmental Quality.

Requirement: Potable water well.

3.	Sanitary Sewer Construction Approval.

Issuing agency: State of Mississippi Department of Environmental Quality.

Requirement: Construction of sanitary sewer forcemain, pumpstation, and connection.

4.	NPDES Permit Modification for Wastewater Treatment Plant (Water Pollution Control Permit).

Issuing agency: State of Mississippi Department of Environmental Quality.
Requirement: Increased capacity of West Harrison County Water & Sewer District Wastewater Treatment Plant.

5.	Harrison County Zoning Approvals:

a.	Master Plan Approval (Section 412.02).
b.	Height Limitation Variance (Section 416 - Table of Areas and Dimensional Requirements).

6.	Harrison County Building Permit.

7.	Mississippi Gaming Commission Approvals:

a.	Gaming Site Approval

b.	Site Development Plan Approval

EXHIBIT E

Landlord’s Adjacent Property

Pine Hills On-The-Bay Subdivisions #1, #2 and #3 are as shown on the Plats of Record of said subdivisions in the office of the Chancery Clerk of Harrison County, Mississippi.

TOWNSHIP 7 SOUTH, RANGE 13 WEST:

Section 31:
All that part of Blocks J and K lying in Section 31, Township 7 South, Range 13 West of Pine Hills On-The-Bay Subdivision #3, less and except that part of Block J which is part of those lands described in that certain deed recorded in Book 623, Pages 500-502 of the Record of Deeds of Harrison County.

Section 32:
All that part of Blocks F, H, I, J, K and L lying in Section 32, Township 7 South, Range 13 West of Pine Hills On-The-Bay Subdivision #3, less Lot 4 of Block F of said Pine Hills On-The-Bay Subdivision #3.

TOWNSHIP 8 SOUTH, RANGE 13 WEST:

Section 5:	All that part of Blocks K and L lying in Section 5, Township 8 South, Range 13 West of Pine Hills On-The-Bay Subdivision #3.

Section 6:	All of Section 6, less and except the following:

1.	All lands described in that certain deed recorded in Book 623, Pages 500-502 of the Record of Deeds of Harrison County.

2.	All lands which are a part of the Pine Hills On-The-Bay Subdivision #1 and #2.

3.	Those lands conveyed to Crosby Wood Preserving Co. and described in that certain deed recorded in Book 593, Pages 151-152 of the Record of Deeds of Harrison County.

4.	Those lands conveyed to H. H. Pepper and described in that certain deed recorded in Book 478, Pages 534-535 of the Record of Deeds of Harrison County.

5.	Those lands conveyed to Milford R. Kelly and his wife, Anne Marie Kelly and described in that certain deed recorded in Book 478, Pages 533-534 of the Record of Deeds of Harrison County.

6.	Those lands conveyed to Robert T. McRaney and his wife, Doris M. McRaney and described in that certain deed recorded in Book 478, Pages 536-537 of the Record of Deeds of Harrison County.

7.	Those lands conveyed to Crosby Wood Preserving Co. and described in that certain deed recorded in Book 629, Pages 62-65 of the Record of Deeds of Harrison County.

8.	Those lands conveyed to Mrs. Marie Baudean Grillot and described in that certain deed recorded in Book 654, Pages 565-567 of the Record of Deeds of Harrison County.

Pinehills On-The-Bay Subdivision #1 as shown by Plat of Record in the Chancery Clerk’s office.

Block 4:	All of Block 4.

Block 5:	Lots 1 through 12, inclusive; Lots 17 through 21, inclusive; and Lots 23 through 30, inclusive.

Block 6:	Lots 1 through 10, inclusive; Lots 12 through 17, inclusive; and Lots 19 and 20.

Block 7:	Lots 1 through 3, inclusive; and that part designated as Park.

Block 8:	Lots 1 through 9, inclusive; and Lots 12 through 17, inclusive.

Block 9:	All of Block 9.

Block 10:	Lots 1 through 10, inclusive; and Lots 13 through 22, inclusive.

Block 11:	Lots 1 through 14, inclusive; Lot 16; Lots 18 and 19; and Lots 21 through 37, inclusive.

Block 12:	Lot 1; Lots 3 through 17, inclusive; Lots 19 throguh 24, inclusive; and Lot 26.

Block 18:	Lots 1 through 16, inclusive; and Lots 18 through 21, inclusive.

Block 19:	Lots 3 through 19, inclusive.

Pinehills On-The-Bay Subdivision #2 as shown by Plat of Record in the Chancery Clerk’s Office.

Block 3:	Lot 6 and Lot 7.

LESS AND EXCEPT THE LAND DESCRIBED ON EXHBIIT A

EXHIBIT F

Landlord’s Entire Property

Pine Hills On-The-Bay Subdivisions #1, #2 and #3 are as shown on the Plats of Record of said subdivisions in the office of the Chancery Clerk of Harrison County, Mississippi.

TOWNSHIP 7 SOUTH, RANGE 13 WEST:

Section 31:
All that part of Blocks J and K lying in Section 31, Township 7 South, Range 13 West of Pine Hills On-The-Bay Subdivision #3, less and except that part of Block J which is part of those lands described in that certain deed recorded in Book 623, Pages 500-502 of the Record of Deeds of Harrison County.

Section 32:
All that part of Blocks F, H, I, J, K and L lying in Section 32, Township 7 South, Range 13 West of Pine Hills On-The-Bay Subdivision #3, less Lot 4 of Block F of said Pine Hills On-The-Bay Subdivision #3.

TOWNSHIP 8 SOUTH, RANGE 13 WEST:

Section 5:	All that part of Blocks K and L lying in Section 5, Township 8 South, Range 13 West of Pine Hills On-The-Bay Subdivision #3.

Section 6:	All of Section 6, less and except the following:

1.	All lands described in that certain deed recorded in Book 623, Pages 500-502 of the Record of Deeds of Harrison County.

2.	All lands which are a part of the Pine Hills On-The-Bay Subdivision #1 and #2.

3.	Those lands conveyed to Crosby Wood Preserving Co. and described in that certain deed recorded in Book 593, Pages 151-152 of the Record of Deeds of Harrison County.

4.	Those lands conveyed to H. H. Pepper and described in that certain deed recorded in Book 478, Pages 534-535 of the Record of Deeds of Harrison County.

5.	Those lands conveyed to Milford R. Kelly and his wife, Anne Marie Kelly and described in that certain deed recorded in Book 478, Pages 533-534 of the Record of Deeds of Harrison County.

6.	Those lands conveyed to Robert T. McRaney and his wife, Doris M. McRaney and described in that certain deed recorded in Book 478, Pages 536-537 of the Record of Deeds of Harrison County.

7.	Those lands conveyed to Crosby Wood Preserving Co. and described in that certain deed recorded in Book 629, Pages 62-65 of the Record of Deeds of Harrison County.

8.	Those lands conveyed to Mrs. Marie Baudean Grillot and described in that certain deed recorded in Book 654, Pages 565-567 of the Record of Deeds of Harrison County.

Pinehills On-The-Bay Subdivision #1 as shown by Plat of Record in the Chancery Clerk’s office.

Block 4:	All of Block 4.

Block 5:	Lots 1 through 12, inclusive; Lots 17 through 21, inclusive; and Lots 23 through 30, inclusive.

Block 6:	Lots 1 through 10, inclusive; Lots 12 through 17, inclusive; and Lots 19 and 20.

Block 7:	Lots 1 through 3, inclusive; and that part designated as Park.

Block 8:	Lots 1 through 9, inclusive; and Lots 12 through 17, inclusive.

Block 9:	All of Block 9.

Block 10:	Lots 1 through 10, inclusive; and Lots 13 through 22, inclusive.

Block 11:	Lots 1 through 14, inclusive; Lot 16; Lots 18 and 19; and Lots 21 through 37, inclusive.

Block 12:	Lot 1; Lots 3 through 17, inclusive; Lots 19 throguh 24, inclusive; and Lot 26.

Block 18:	Lots 1 through 16, inclusive; and Lots 18 through 21, inclusive.

Block 19:	Lots 3 through 19, inclusive.

Pinehills On-The-Bay Subdivision #2 as shown by Plat of Record in the Chancery Clerk’s Office.

Block 3:	Lot 6 and Lot 7.